Exhibit 18.1

November 6, 2025

Board of Directors

Wolverine World Wide, Inc.
9341 Courtland Drive N.E.
Rockford, Michigan 49531

Ladies and Gentlemen:

Note 1 of the Notes to the consolidated condensed financial statements of Wolverine World Wide, Inc. included in its Form 10-Q for the period ended September 27, 2025 describes a change in the method of accounting for inventory valuation from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for certain domestic inventory. There are no authoritative criteria for determining a “preferable” inventory valuation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 28, 2024, and therefore we do not express any opinion on any financial statements of Wolverine World Wide, Inc. subsequent to that date.

Very truly yours,

 /s/ Ernst & Young LLP
Grand Rapids, MI